UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GRAY TELEVISION, INC.

(Name of Registrant as Specified in Its Charter)

N/A

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 5, 2021

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 11:30 a.m., Eastern time, on May 5, 2021, virtually via the Internet at www.virtualshareholdermeeting.com/GTN2021, for the purpose of considering and acting upon:

1.         the election of ten members of Gray Television, Inc.’s Board of Directors;

2.         the ratification of the appointment of RSM US LLP as Gray Television, Inc.’s independent registered public accounting firm for 2021; and

3.         such other business and matters or proposals as may properly come before the meeting.

Gray Television Inc.’s Board of Directors is committed to the safety of its shareholders, employees and communities. As a result, due to public health concerns arising from the continuing presence of COVID-19, Gray Television, Inc. will hold the Annual Meeting of Shareholders virtually via the Internet. Details on how to participate are included in the proxy statement, which accompanies this notice.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 5, 2021 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders and to any invitees of Gray Television, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 5, 2021.

The proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and cast your vote virtually during the meeting.

By Order of the Board of Directors, /s/ Hilton H. Howell, Jr. Hilton H. Howell, Jr. Executive Chairman and Chief Executive Officer

Atlanta, Georgia

March 25, 2021

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on May 5, 2021

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of shares of each of our common stock, no par value per share (“common stock”), and our Class A common stock, no par value per share (“Class A common stock”), in connection with the solicitation of proxies by the Board for use at our 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) to be held virtually via the Internet at www.virtualshareholdermeeting.com/GTN2021, on May 5, 2021, at 11:30 a.m., Eastern time, and at any adjournments or postponements thereof. Our Board is committed to the safety of our shareholders, employees and communities. As a result, due to public health concerns arising from the continuing presence of the novel coronavirus and its related disease (“COVID-19”), the Company decided to hold the 2021 Annual Meeting virtually via the Internet. Distribution to shareholders of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card is scheduled to begin on or about March 25, 2021.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by submitting a later dated vote via the internet or by telephone, by signing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2021 Annual Meeting, or by virtually attending and voting at the 2021 Annual Meeting. Virtual attendance at the 2021 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2021 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board, FOR the ratification of the Company’s independent registered public accounting firm, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2021 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement of out of pocket expenses. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2021 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

TABLE OF CONTENTS

Page

VOTING MATTERS	1
PROPOSAL 1 ELECTION OF DIRECTORS	4
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021	7
CORPORATE GOVERNANCE	8
STOCK OWNERSHIP	11
EXECUTIVE COMPENSATION	13
REPORT OF COMPENSATION COMMITTEE	37
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	38
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
REPORT OF AUDIT COMMITTEE	38
OTHER MATTERS	40
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	40
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING	40
AVAILABILITY OF FORM 10-K	40
HOUSEHOLDING	40

- i -

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 5, 2021 as the record date (the “Record Date”) for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2021 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2021 Annual Meeting. A list of stockholders as of the Record Date will be electronically available during the ten day period immediately prior to the 2021 Annual Meeting. To access the electronic shareholder list during this time, please send your request, and proof of ownership, by email to InvestorRelations@gray.tv. As of the record date, 88,220,204 shares of our common stock and 7,171,019 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote, and each share of our Class A common stock is entitled to ten votes, for each director nominee and each other matter to be acted upon at the 2021 Annual Meeting. Cumulative voting for director nominees is not allowed.

Shareholders of record may vote:

●	by the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;

●	by telephone at 1-800-690-6903 as directed on the proxy card;

●	by completing and mailing the proxy card; or

●	by virtually attending the 2021 Annual Meeting and voting.

Instructions for voting are included on the Notice or the proxy card.

You may revoke your proxy and change your vote by:

●	voting by the internet or telephone on or before 11:59 p.m., Eastern time, on May 4, 2021;

●	signing and properly submitting another proxy with a later date that is received before the polls close at the 2021 Annual Meeting;

●	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2021 Annual Meeting; or

●	voting virtually at the 2021 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting

The following information can be found at http://www.proxyvote.com:

●	Notice of Annual Meeting;

●	Proxy Statement;

●	2020 Annual Report on Form 10-K; and

●	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2021 Annual Meeting. A majority of all possible votes, or 79,965,198 votes (including abstentions and broker non-votes (described below)), represented virtually or by proxy will constitute a quorum. Votes cast virtually or by proxy at the 2021 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2021 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2021 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2021 Annual Meeting will be announced at the time the adjournment is taken and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2021 Annual Meeting.

Participation in the 2021 Annual Meeting; Questions at the Meeting

To participate, visit www.virtualshareholdermeeting.com/GTN2021 and login with the control number included in your proxy materials. You may log into the annual meeting platform beginning at 11:15 a.m., Eastern Time, on May 5, 2021. The annual meeting will begin promptly at 11:30 a.m., Eastern Time. We encourage you to access the annual meeting platform prior to the start time. Participation in the 2021 Annual Meeting is limited to stockholders of record as of March 5, 2021 and guests will not be permitted to attend.

We have designed the format of the annual meeting to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. After the business portion of the 2021 Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the meeting, as time permits, and in accordance with our Rules of Conduct of the 2021 Annual Meeting. On the day of and during the annual meeting, you can view our Rules of Conduct of the 2021 Annual Meeting and submit any questions by accessing www.virtualshareholdermeeting.com/GTN2021.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the 2021 Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Additionally, if you participate in our Capital Accumulation Plan (the “Capital Accumulation Plan”) and have contributions invested in the Company’s common stock as of the Record Date, your proxy card will also serve as a voting instruction card for the trustee under the Capital Accumulation Plan (the “Capital Accumulation Plan Trustee”). If you do not give instructions to the Capital Accumulation Plan Trustee, the Capital Accumulation Plan Trustee will be prohibited from voting your shares on any matter at the 2021 Annual Meeting and your shares will not be included for purposes of calculating the presence of a quorum.

Required Vote

Director nominees will be elected by a plurality of the votes cast in person or by proxy at the 2021 Annual Meeting, which means that the ten nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

The ratification of the appointment of RSM US LLP as Gray’s independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2021 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2021 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2021 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, our Restated Articles of Incorporation (our “Articles”) or our Bylaws (our “Bylaws”), or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

●	“FOR” the election of the ten nominees to the Board to hold office until the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

●	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Unexecuted or Unclear Proxies

If you are a record holder and properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2021 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

In such event, your shares will be voted FOR the election of all director nominees and FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2021 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

The terms of office of all current directors will expire at the 2021 Annual Meeting. At the 2021 Annual Meeting, ten directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. The director nominees are all current directors who have been nominated for election by the Nominating and Corporate Governance Committee. Other than Sterling A. Spainhour, Jr., each nominee was elected by the shareholders at the Company’s most recent annual meeting. Mr. Spainhour was appointed to the Board effective on February 25, 2021.

In case any nominee listed in the table below should be unavailable for any reason, which we have no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2021 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2021 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.

Set forth below is information concerning each of the nominees as of March 25, 2021:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	59	Executive Chairman and Chief Executive Officer
Howell W. Newton	1991	74	Lead Independent Director
Richard L. Boger	1991	74	Director
T. L. (“Gene”) Elder	2003	82	Director
Luis A. Garcia	2016	54	Director
Richard B. Hare	2016	54	Director
Robin R. Howell	2012	56	Director
Donald P. (“Pat”) LaPlatney	2019	61	Director, President and Co-Chief Executive Officer
Paul H. McTear	2019	72	Director
Sterling A. Spainhour, Jr.	2021	52	Director

Hilton H. Howell, Jr. has served as our Chief Executive Officer since August 2008 and previously served as our President from June 2013 until January 2019. Mr. Howell, who is a member of the Executive Committee of the Board, has been a director since 1993 and served as the Vice Chairman of the Board from 2002 until April 2016 when he was appointed as Chairman and was appointed as Executive Chairman in January 2019. He served as our Executive Vice President from September 2002 to August 2008. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the husband of Robin R. Howell, who is a member of our Board. In addition to the detailed operational knowledge he has gained in his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, which experience provides additional perspective to the matters within the purview of the Board.

Howell W. Newton has served as a director since 1991, and as Lead Independent Director since April 2016, and is Chairman of the Audit Committee and a member of each of the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board. Since December 2015, Mr. Newton has been a Manager of 1899 Management Services, LLC, a real estate and investment company that assumed the assets of Trio Manufacturing Co., a real estate and investment company. Mr. Newton has also served, since October 1996, as Managing General Partner of Willwell LLLP, a family limited liability partnership that owns real estate and financial investments. From 1978 through December 2015, Mr. Newton was President and Treasurer of Trio Manufacturing Co. Mr. Newton’s many years of executive experience with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Richard L. Boger is the Chairman of the Compensation Committee and is also a member of the Executive Committee, the Nominating and Corporate Governance Committee and the Audit Committee of our Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, between July 2003 and July 2013, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He has also served, since September 2012, as Trustee for the Boger-Owen Foundation, a 501(c)3 nonprofit under the Internal Revenue Code. He also serves as a member of the Board of Trustees of CornerCap Group of Funds, a line of mutual funds. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his service as a partner and business manager in multiple investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (“Gene”) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Luis A. Garcia is a member of the Compensation Committee of the Board. Mr. Garcia has been the President and Lead Strategist of MarketVision, a privately owned, strategic marketing firm focused on understanding diverse audiences, since 2008. Prior thereto, Mr. Garcia served as the managing director of Garcia 360°, an integrated marketing firm which he founded in 1998, until it merged with MarketVision in 2008. The Board believes Mr. Garcia’s entrepreneurial success and considerable strategic marketing experience provide valuable insight and expertise to the Board and allow him to substantively contribute to the vision and growth of the Company.

Richard B. Hare is the Chairman of the Nominating and Corporate Governance Committee and is also a member of the Audit Committee of our Board. Mr. Hare has been the Executive Vice President and Chief Financial Officer of Haverty Furniture Companies, Inc., a full service home furnishing retailer, since May 2017. He previously served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc., one of the largest motion picture exhibitors in the United States, from March 2006 until it was acquired by AMC Entertainment Holdings in December 2016. Prior thereto, Mr. Hare held a number of finance and accounting positions at various entities. Mr. Hare possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as a senior vice president and chief financial officer of a public company, which deepen the financial and public company expertise of the Board.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has held a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors of the High Museum of Art as Chairman and member of the Executive Committee, as a member on the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Donald P. (“Pat”) LaPlatney has served as a director and our President and Co-Chief Executive Officer since January 2019. Immediately prior to the joining the Company, Mr. LaPlatney served between July 2016 and January 2019 as the Chief Executive Officer and President of Raycom Media, Inc. (“Raycom”), a television broadcasting and media company acquired by the Company in January 2019. Mr. La Platney also served as a member of the board of directors of Raycom from 2016 until January 2019. Prior to that, he served as Chief Operating Officer of Raycom from April to July 2016, as Senior Vice President from 2012 to April 2016 and as Vice President, Digital Media from August 2007 to 2012. Before joining Raycom in 2007, Mr. LaPlatney held various executive positions at The Tube Media Corp., Westwood One and Raycom Sports. Additionally, Mr. LaPlatney serves as a board member of the National Association of Broadcasters and Chair of the NBC Affiliate Board. In addition to his operational knowledge in his current role as Gray’s President and Co-Chief Executive Officer, Mr. LaPlatney brings to the Board significant leadership experience in executive roles at Gray and other broadcasting and media organizations, providing valuable insight to the Board and allowing him to contribute to its growth and operations.

Paul H. McTear has served as a director since January 2019. Prior to joining the Company, Mr. McTear had served as the Chief Executive Officer and President of Raycom from June 2001 until July 2016, and as a member of the board of directors of Raycom from June 2001 until January 2019. He joined Raycom in February 1997 and served as its Chief Financial Officer until he became Chief Executive Officer and President in 2001. Prior to joining Raycom, he served in a variety of executive officer positions at Providence Journal Company, including as Executive Director of Finance of Providence Journal Company’s Broadcasting and Cable Television Division. Mr. McTear was instrumental in the launch of two cable programming networks and has served as a member of the Television Board at the National Association of Broadcasters. The Board believes Mr. McTear’s considerable executive experience in the media and broadcasting space provides essential industry-specific knowledge and expertise to the Board in the regulatory environment in which the Company operates.

Sterling A. Spainhour, Jr. has served as a director since February 2021. He has served as Senior Vice President, General Counsel and Chief Compliance Officer for Georgia Power, the largest subsidiary of Southern Company (NYSE: SO), one of the nation's leading energy providers, since July 2020. From December 2016 through June 2020 he served as Senior Vice President and General Counsel of Southern Company Services, where he led the legal organization that supports all of Southern Company's operating subsidiaries. Prior to joining Southern Company, he was a partner at Jones Day, a global law firm, where he practiced law specializing in mergers and acquisitions and corporate governance for over 20 years. The Board believes Mr. Spainhour’s broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance, risk management, and transactional matters enables him to provide the Board an expansive perspective of the legal and business issues pertinent to the growth of the Company.

Board Composition

Certain highlights of our Board composition include the following:

The Board recommends a vote FOR each of the director nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed RSM US LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2021. RSM US LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of RSM US LLP as Gray’s independent registered public accounting firm for 2021 under this proposal, it is contemplated that the appointment of RSM US LLP for 2021 will nevertheless be permitted to stand unless the Audit Committee, upon reconsideration, finds other compelling reasons for making a change.

Representatives of RSM US LLP are expected to be present virtually at the 2021 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by RSM US LLP for 2020 and 2019 were as follows:

	2020 ($)	2019 ($)
Audit fees (1)	$1,305,412	$1,701,234
Audit-related fees (2)	124,150	77,519
Tax fees	-	-
All other fees (3)	51,000	-
Total	$1,480,562	$1,778,753

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.

(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by RSM US LLP must be, and all such services and the expenses related to such services in 2020 and 2019 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of RSM US LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with RSM US LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board recommends a vote FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2021.

CORPORATE GOVERNANCE

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted to an executive officer, the waiver will be disclosed in a SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the Investor Relations section under the subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the New York Stock Exchange (the “NYSE”) listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Messrs. Boger, Elder, Garcia, Hare, McTear, Newton and Spainhour. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

●

Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Harriett Robinson, a director emeritus of the Company who is Mr. Howell’s mother-in-law and Mrs. Howell’s mother, and who, together with Mr. and Mrs. Howell, beneficially owns in excess of 39.7% of the outstanding combined voting power of common stock and Class A common stock;

●	Mr. LaPlatney’s status as an executive officer of the Company; and

●	Mrs. Howell’s family relationships with Mr. Howell and Mrs. Robinson.

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All director nominees who were then serving as directors of the Company attended the 2020 Annual Meeting of Shareholders virtually.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors meet in executive sessions without management or non-independent directors present on a periodic basis. This occurred three times during 2020. Mr. Newton, as Lead Independent Director of the Board, presided over these meetings.

Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Beginning in April 2016, in light of, among other things, the Company’s significant growth and related increase in operational complexity, the desire to ensure effective communication between management and the Board, to provide strong and consistent leadership through a unified voice for the Company, and to help ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board, the Board appointed Mr. Howell to the additional role of Chairman of the Board (and then as Executive Chairman in 2019), and appointed Mr. Newton, who is an independent director, to serve in the newly created role of Lead Independent Director of the Board. As Lead Independent Director, Mr. Newton, who also serves on each committee of the Board, among other things:

●	presides over Board meetings in the absence of the Executive Chairman;

●	presides over executive sessions of the independent directors;

●	serves as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer;

●	coordinates with the Executive Chairman and Chief Executive Officer in developing and approving agendas, schedules, and materials for Board meetings; and

●	is available for consultation with significant shareholders.

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of 2020 or that are currently proposed.

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

Board Committees and Membership

The Board held seven meetings during 2020. During 2020, each of the directors attended at least 75% of the meetings of the Board and meetings of all committees of the Board on which such director served.

Our Board has the following committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and the Executive Committee.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2020. The current members of the Audit Committee are Messrs. Boger, Elder, Hare and Newton (as Chairman). The Board has affirmatively determined that each of Mr. Elder and Mr. Hare is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of each of Mr. Elder and Mr. Hare as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading “Report of Audit Committee.”

The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the CEO and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held four meetings in 2020. The current members of the Compensation Committee are Messrs. Boger (as Chairman), Garcia and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading “Report of Compensation Committee.”

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become directors of the Company, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee met or acted by written consent three times in 2020. The current members of the Nominating and Corporate Governance Committee are Messrs. Boger, Hare (as Chairman) and Newton. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, the Nominating and Corporate Governance Committee has not determined a need to use a recruiting firm to assist with this process.

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

The Executive Committee is authorized, subject to any legal or regulatory limits or as specified by the Board, to take such actions between meetings of the Board, as necessary to manage and our business affairs. The current members of the Executive Committee are Messrs. Boger, Howell and Newton.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 5, 2021 by (i) any person who is known to us to be the beneficial owner of more than 5.0% of our Class A common stock or our common stock, (ii) our current directors (all of whom are also nominees for director), (iii) each current executive officer named in the Summary Compensation Table below and (iv) all current directors, director nominees, and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 88,220,204 shares of Class A common stock and 7,171,019 shares of common stock outstanding as of March 5, 2021. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTNA)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger	16,383	*	37,918	*	*
T. L. Elder	25,060	*	38,942	*	*
Luis A. Garcia	6,917	*	20,667	*	*
Richard B. Hare	9,607	*	21,204	*	*
Hilton H. Howell, Jr.(1)	2,368,486	33.0%	1,552,809	1.8%	15.8%
Robin R. Howell(2)	2,368,486	33.0%	1,552,809	1.8%	15.8%
Howell W. Newton	22,195	*	63,854	*	*
Donald P. (“Pat”) LaPlatney(3)	-	*	440,757	*	*
Paul H. McTear	-	*	49,334	*	*
Harriett J. Robinson(4)	4,736,762	66.1%	1,635,486	1.9%	30.6%
Sterling A. Spainhour, Jr.(5)	-	*	-	*	*
Kevin P. Latek(6)	53,517	*	253,568	*	*
James C. Ryan(7)	-	*	432,353	*	*
Robert L. Smith(8)	-	*	216,011	*	*
Atlantic American Corporation(9)	880,272	12.3%	106,000	*	5.6%
Dimensional Fund Advisors, LP(10)	-	*	6,781,957	7.7%	4.2%
BlackRock, Inc.(11)	-	*	6,221,330	7.1%	3.9%
Associated Entities of Retirement Systems of Alabama(12)	-	*	7,126,750	8.1%	4.5%
All current directors, director nominees and executive officers as a group (13 persons)(13)	6,239,927	87.0%	3,930,403	4.5%	41.5%

*	Less than 1%.

(1)

Includes: (a) 81,635 shares of Class A common stock and 46,159 shares of common stock owned by Mr. Howell’s wife or children directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock; (c) 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; (d) 500 shares of Class A common stock owned by his children as to which shares he disclaims beneficial ownership; and (e) 6,841 shares of common stock held through his 401(k) plan. Also includes 464,928 restricted shares of Class A common stock as to which Mr. Howell has voting, but not dispositive, power.

(2)

Includes: (a) an aggregate of 1,287,351 shares of Class A common stock and 674,150 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 464,928 restricted shares of Class A common stock included in note (1) above); (b) 500 shares of Class A common stock owned by her children; and (c) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. In addition, this excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(3)	Includes 229,467 restricted shares of common stock as to which Mr. LaPlatney has voting, but not dispositive power.

(4)

Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also, this includes an aggregate of 1,540,115 shares of Class A common stock and 251,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

(5)	Mr. Spainhour was appointed to the Board effective on February 25, 2021.

(6)	Includes 131,936 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.

(7)	Includes: (a) 7,117 shares of common stock held through his 401(k) plan; and (b) 125,393 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.

(8)	Includes: (a) 69 shares of common stock held through his 401(k) plan; and (b) 113,600 restricted shares of common stock as to which Mr. Smith has voting, but not dispositive, power.

(9)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on December 18, 2019 by Atlantic American Corporation. Bankers Fidelity Life Insurance Company, a wholly-owned subsidiary of the Company, owns directly 880,272 shares of Class A Common Stock. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, GA 30319.

(10)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP as an investment advisor or investment manager. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(11)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New J 10055.

(12)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on January 24, 2020 by Retirement Systems of Alabama and the RSA Entities (as defined below). Represents (i) 4,158,670 shares of Common Stock held of record by Teachers’ Retirement System of Alabama (“TRS”), (ii) 2,968,080 shares of common stock held of record by Employees’ Retirement System of Alabama (“ERS”) (which includes and administers the Judicial Retirement Fund) (together with TRS, the “RSA Entities”). The address for each of the RSA Entities is c/o Retirement Systems of Alabama, P.O. Box 302150, Montgomery AL 36130-2150.

(13)

Includes: (a) 464,928 restricted shares of Class A common stock and 679,118 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power and (b) shares held by Mrs. Robinson, director emeritus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following discussion is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers for their services during 2020. Those executive officers consist of the following individuals, who are referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Position
Hilton H. Howell, Jr.	2000	59	Executive Chairman and Chief Executive Officer
Donald P. ( “Pat” ) LaPlatney	2019	61	President and Co-Chief Executive Officer
James C. Ryan	1998	60	Executive Vice President, Chief Financial Officer
Kevin P. Latek	2012	50	Executive Vice President, Chief Legal and Development Officer and Secretary
Robert L. Smith	2018	58	Executive Vice President, Chief Operating Officer, Local Media

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value and good corporate governance.

Our executive compensation program design reflects the following best practices:

What We Do	What We Don’t Do

●     Provide pay opportunities that are appropriate to the size of the Company;

●     Disclose financial performance metrics and goals used in our incentives programs;

●     Provide only limited perquisites;

●     Maintain meaningful executive stock ownership and retention guidelines;

●     Annually review the risk profile of compensation programs and maintain risk mitigators;

●     Provide moderate change-in-control protection;

●     Require double-trigger vesting on long-term equity awards;

●     Maintain a clawback policy allowing recovery of cash or equity-based compensation upon a material financial restatement;

●     Retain an independent compensation consultant engaged by, and who reports directly to, the Compensation Committee; and

●     Align pay with performance, as a majority of compensation is performance-based.

●     Pay dividends or dividend equivalents on unearned equity awards;

●     Allow repricing or backdating of stock options without shareholder approval;

●     Provide excise tax gross ups;

●     Allow executive officers to hedge Company stock;

●     Provide special supplemental executive retirement programs; and

●     Provide tax gross-ups on perquisites.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders. To accomplish these goals, the Compensation Committee strives to achieve an appropriate level of compensation in order to:

●

motivate the executive officers to deliver superior performance in the short-term by providing competitive base salary increases, and annual incentive opportunities based upon satisfying specific achievements;

●

align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for above-market compensation in extraordinary circumstances;

●	provide upside and downside risk aligned with other shareholders through meaningful executive stock ownership;

●	provide an overall compensation package that promotes executive retention and is aligned with the defined target market position; and

●	in exceptional circumstances, reward extraordinary performance with special one-time awards.

The primary components of our executive compensation and benefit programs are summarized in the following table:

Program Element		Purpose/Objective
Fixed	Base Salary

●     Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position in order to attract and retain the talent needed to successfully manage our business and execute our strategies, and reward individual performance

At Risk	Annual Non-Equity Incentive Opportunity Long-Term Equity Incentive Opportunity

●     Promote the achievement of the Company’s annual financial goals

●     Align the interests of executives with those of our shareholders

●     Motivate and reward executives based upon our success in delivering superior value to our shareholders

●     Retain the executive talent necessary to successfully manage our business and execute our strategies

Benefits	Retirement Programs	● Reward employees for saving for retirement and provide a competitive level of benefits consistent with market
Perquisites

●     Provide limited additional benefits consistent with competitive practices

●     Increase efficiencies and allow more productive use of NEOs’ time and therefore greater focus on company-related activities

	Post-Termination Compensation and Benefits	● Attract and retain high-quality executives by providing a reasonable level of financial stability in the event of involuntary termination

Overview of 2020 Performance and Compensation

During 2020, our Company, our employees, our advertisers, our viewers and the communities we serve, as well as the United States and the world at large, faced unprecedented challenges as a result of the global COVID-19 pandemic and the related economic consequences. Regular business operations of our Company, and of virtually every business in the United States, faced challenges from the pandemic and resulting quarantine, including adjusting to a work-from-home environment and significant economic disruptions and dislocations. Despite all the challenges of the pandemic and resulting macroeconomic pressures, our Company continued to focus on pursuing and achieving our operational and strategic objectives while also keeping our own employees safe with innovative policies and protocols and building long-term value for our shareholders. The Compensation Committee’s philosophy and decisions during 2020 were driven, more than ever, by the objectives of motivating our executives and recognizing them for their unwavering efforts and leadership through the pandemic, while taking into account the impact of both the economic consequences that the Company faced as well as the positive developments that the Company and its executives were able to achieve in the face of such unprecedented challenges.

Consistent with the approach in prior years, actual compensation paid in and for 2020 was intended to reward a number of significant achievements, particularly in light of our overall and each individual officer’s performance despite the COVID-19 pandemic. The Committee believes the Company’s performance in 2020 resulted from not only the extraordinary strategic undertakings by senior management, but also their operational successes, all of which continue to contribute to building long-term value for the Company’s shareholders, including, but not limited, to the following:

●	achieving record revenues and operating results due to our strong political revenues, prudent cost management, strategic sales initiatives and training, and focused management efforts;

●

achieving record annual revenue of nearly $2.4 billion, which was a 12% increase over 2019, record net income of $410 million, which was a 129% increase over 2019; record broadcast cash flow of $999 million, which was a 37% increase over 2019, and record free cash flow of $559 million, which was a 105% increase over 2019;

●	continuing to rank first among television broadcast affiliate groups in portfolio quality based upon station rankings in their markets;

●

continuing to rank first among publicly-traded television broadcast affiliate groups in both broadcast revenue and political advertising revenue per television household according to the most recent data available;

●	continued success in developing and implementing original programming and content as well as new strategic programming initiatives; and

●

further strengthening our operational efficiency as well as reducing our net leverage and strengthening our balance sheet through our financial performance and disciplined financial management, which included the issuance of $800 million of 4.75% senior notes due 2030, which was used to redeem all of our outstanding 2024 Notes, helping to extend the maturity profile of our long-term debt portfolio.

As a result of these and other accomplishments by management throughout 2020, the annual non-equity incentive compensation program paid out at 141% of target for all NEOs, including the CEO.

A majority of total compensation in 2020 (base salary, non-equity incentive compensation paid and long-term equity incentive awards granted) is considered “at risk”, meaning that the compensation either is subject to stock price volatility or would only be earned by the Company or the individual meeting annual performance goals. The composition of “at risk” pay in 2020 for the NEOs was as follows:

When the Compensation Committee convened in early 2021 to consider compensation decisions for 2021, Mr. Howell informed the Committee that, in light of the challenges that many of our employees and communities have continued to face as a result of the pandemic, each of the NEOs had requested that his base salary and incentive compensation opportunities not increase over 2020 levels for 2021.

Compensation Framework: How We Make Decisions

Role of the Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing our overall executive compensation philosophy. The Compensation Committee also administers our executive compensation programs through the development, evaluation and implementation of director and officer compensation plans, policies and arrangements; the approval of the compensation of each of our named executive officers; and establishing the compensation of our Board. The Compensation Committee consists of three members of our Board, Messrs. Boger (as Chairman), Garcia and Newton. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Role of the Independent Compensation Consultant

In evaluating, developing and implementing a compensation framework, policies and awards, the Compensation Committee works closely with an independent compensation consultant. The Compensation Committee directly hires, and has sole authority to terminate, the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

In 2020, the Compensation Committee continued to work with Meridian Compensation Partners, LLC (“Meridian”), a leading compensation consulting firm, as its compensation consultant to advise the Compensation Committee in connection with the development and ongoing implementation of Gray’s compensation philosophy, policies and practices, including through:

●

striving to ensure an appropriate benchmarking of compensation for each executive based on his role, as compared to market data for similar roles within the Company’s peer group, including an annual review, and updates where appropriate to that peer group, described below;

●

establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of defined quantitative financial metrics, as well as qualitative goals and objectives established in the first quarter of the fiscal year;

●

evaluating developments at the Company, in the television broadcast industry and the economy to ensure the Company’s incentive compensation program operates effectively and provides appropriate compensation and retention incentives to the executives; and

●	applying appropriately updated methodologies and market data in making incentive compensation decisions, all as described below.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant, and as part of that process annually reviews the role and responsibilities of the compensation consultant and considers the independence factors established by the SEC related to conflicts of interest. As a result of the policies and procedures in place with respect to the compensation consultant, the Compensation Committee believes that the compensation consultant is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management. Meridian does not have a relationship with, nor in 2020 did it provide any services to, the Company or the Compensation Committee other than in connection with the engagement as described above. As a result, the Compensation Committee believes that Meridian is fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Role of Executive Officers

At the request of the Compensation Committee, Mr. Howell, the Company’s Executive Chairman and Chief Executive Officer, often participates in meetings of the Compensation Committee to provide input and answer questions related to management, business objectives and the performance of Gray and its executive officers. Mr. Howell presents individual pay recommendations for each of the NEOs, other than himself, and provides updates to the Committee on individual and Company performance as it relates to incentive plan progress. Neither Mr. Howell nor any other employee of the Company is present when the Compensation Committee meets in executive session to make executive officer compensation decisions.

Mr. Latek and Mr. Ryan may also participate in Compensation Committee meetings at the request of the Committee from time to time to provide input and recommendations for consideration of elements of program design and factors to be considered in establishing incentive compensation objectives.

Consideration of Say-On-Pay Vote and Related Matters

Since the adoption of the Dodd-Frank Act, Gray’s shareholders have been given the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2017 Annual Meeting, the shareholders approved a proposal providing that the shareholders would continue to vote on such compensation every three years. Gray’s shareholders had the opportunity to consider and vote to approve, on a non-binding advisory basis, the compensation of Gray’s NEOs at Gray’s 2020 Annual Meeting and will be provided another opportunity to vote on such compensation at Gray’s 2023 Annual Meeting. At Gray’s 2020 Annual Meeting, approximately 82% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs.

Since 2017, the Compensation Committee has engaged Meridian to conduct a comprehensive evaluation of our executive compensation program structure and governance processes, and continually reviews the goals, elements and operation of our compensation programs, and takes into account say-on-pay voting results. From time to time, the Compensation Committee also engages in dialogue or obtains other feedback about our compensation programs from key shareholders. These various efforts by the Compensation Committee have resulted in the following conclusions and actions:

What We Heard	How We Responded
Concerns over discretionary bonus payouts despite failure to meet performance thresholds under the program

●     Reviewed annual non-equity incentive program design relative to peers to better understand the competitive landscape

●     Redesigned annual non-equity incentive program to include qualitative factors that have typically been rewarded for outside of the program formula on a discretionary basis

●     Added an individual performance multiplier (beginning in 2018) to enable differentiation based on individual contributions

Lack of transparency in proxy disclosure related to annual incentive program performance

●     Enhanced our Compensation Discussion and Analysis disclosure to help readers better understand the compensation program features, rationale for metric selection, impact of prospective changes made and are able to tie overall business strategy to pay results

Lack of performance-vesting criteria on equity grants	● Added performance vesting criteria to the long-term incentive equity award for the CEO and for our Co-CEO
No risk mitigators in place

●     Adopted stock ownership guidelines for executive officers and directors to promote stock ownership and ensure alignment with shareholders

●     Adopted a clawback policy for bonus or incentive payments in the event that a restatement adversely impacts performance metrics or targets used to determine payouts of incentive awards, in order to mitigate compensation-related risks

●     Adopted an anti-hedging policy that prohibits directors and executive officers from engaging in derivative or hedging transactions involving the Company’s securities

●     Moved from single trigger to double trigger change-in-control vesting restrictions for equity awards to motivate the executives to maximize the deal value for the longer term

Other governance items of interest

●     Implemented a change-in-control severance plan (which excludes excise tax gross-ups) given industry consolidation and a desire to maintain continuity of executive team in the event of such a transaction

●     Revised compensation benchmarking peer group to include companies that more closely align to the broadcasting industry

We value our shareholders’ input, and our goal is to continue to enjoy strong shareholder support for our compensation programs by designing our compensation programs to support our overall compensation philosophy and to align with the creation of shareholder value. The Compensation Committee is committed to continuing to seek investor feedback on executive compensation issues and to design and implement compensation programs that not only serve to attract, incent and retain its key executive officers but also serve the long-term interests of our shareholders.

Determining Competitive Practices

The Compensation Committee, with the assistance of Meridian, has identified, and evaluates the compensation policies and practices of, a peer group for purposes of determining appropriate compensation structure, types and amounts for our executive officers. Specifically, for 2020, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies.

As part of the Compensation Committee’s periodic review and analysis of the peer group it evaluates, in late 2019 the Compensation Committee, with the assistance of its compensation consultant and executive officers, determined to modify the peer group to take into account the increased size and scale of the Company following the Raycom Merger, as well as the continuing consolidation within the broadcasting industry. As a result of that review, the following compensation peer group was considered in developing benchmarking data for each of the executive officers for 2020 compensation decisions:

AMC Networks Inc.	IAC/InterActive Corp	Sinclair Broadcast Group, Inc.
The E.W. Scripps Company	Meredith Corporation	TEGNA, Inc.
Entercom Communications Corp.	The New York Times Company	Tribune Publishing Company
Gannett Co., Inc.	Nexstar Media Group, Inc.	Yelp Inc.

The Compensation Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Compensation Committee execute on its philosophy.

Process for Establishing Executive Officer Total Compensation

Peer group data is one of many inputs used by the Compensation Committee when establishing pay levels for the Company’s NEOs. In establishing NEO compensation levels for 2020, the Compensation Committee, with input from the Company’s Executive Chairman and Chief Executive Officer (with respect to the other executive officers) and its independent compensation consultant, considered and evaluated historical and expected executive performance, peer group compensation metrics, internal pay equity considerations and a competitive market study prepared by the compensation consultant.

Compensation Decisions Made for 2020

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee based on the size and complexity of the Company and its operations, the scope of each individual executive’s role, the knowledge and experience of the individual executive, the competitiveness of the executive’s total compensation as compared to the peer group, the performance of the incumbent and other factors.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2020 at its meeting in February 2020. At that time, and after consideration of the factors described above, the Compensation Committee approved the following base salary increases for the NEOs to more closely align with the competitive market and desired pay positioning, and to reward for individual performance contributions from the prior year:

Name	2019 Base Salary ($)	2020 Base Salary ($)	% Increase
Hilton H. Howell, Jr.	1,180,416	1,227,633	4%
Donald P. LaPlatney	1,000,000	1,040,000	4%
James C. Ryan	725,924	754,961	4%
Kevin P. Latek	763,799	794,351	4%
Robert L. Smith	646,070	715,000	11%

The Compensation Committee’s practice is to continue to monitor the named executive officers’ base salaries, and make adjustments from time to time as appropriate.

Annual Non-Equity Incentive Compensation Program

The objective of our annual non-equity incentive compensation program is to focus executive officers on attaining specific short-term financial and operational goals that contribute to the long-term success of our business. The annual non-equity incentive compensation program is designed to reward achievement of both Company performance as well as individual performance, when warranted.

In 2020, the overall program design was similar to 2019, with 60% of the target opportunity earned based on performance against select quantitative financial metrics and 40% earned based on performance against qualitative goals that focus on operational and strategic metrics. Goals are typically determined at the Compensation Committee’s regularly scheduled meeting in the first quarter of each year after a review of financial and other performance data from the prior year and certain internally forecasted financial information. The quantitative metrics are designed to provide focus and certainty for management in striving to achieve pre-established financial goals that will lead to overall company success. Qualitative performance metrics will generally be chosen from those the Compensation Committee deems appropriate to motivate the Company’s executive officers towards the achievement of performance-based objectives that are in the Company’s long-term best interests. The program is designed with the ability to modify the payout of the award +/- 25% based upon individual performance, if warranted, but not to exceed the overall maximum payout amount of 200% of target.

Quantitative Performance Metrics (60% weight)

In 2020, the Compensation Committee again selected the following three quantitative metrics against which to measure performance - which are considered by management to be critical factors in driving revenue and profitability for the Company:

Revenue Net of Acquired Stations and Political (weighted 15%)	● Calculated total revenue net of agency commissions, and excluding revenue from any stations acquired in the current year and political advertising revenue.

Revenue from Acquired Stations and Political (weighted 15%)	● Defined as total revenues (net of agency commissions) from any stations acquired in the current year and political advertising revenue.

Broadcast Cash Flow Net of Completed Transactions and Political Revenue (weighted 30%)

●     Defined as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any gain or loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

For each performance metric, the target performance goal under the Company’s annual non-equity incentive compensation program is aligned with the Company’s internal business plan and annual budget (except that for any Acquired Stations, 80% of the budgeted revenue for any such acquired stations would be established as the target), all as approved by the Compensation Committee. Threshold goals were established at 80% of the applicable target so that a minimum level of performance was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch for the goals.

The Compensation Committee sets the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals. In addition, and in order to minimize the potential for changes in goals throughout the year, performance for determining award eligibility is evaluated excluding the results of any divested operations.

The following goals were established in January 2020 for the 2020 year:

Financial Performance Metrics	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenues (net of acquired stations and political advertising)	1,749,633	2,187,041	2,405,746
Revenues (political advertising and acquired stations)	197,543	246,929	271,622
Broadcast cash flow (net of completed acquisitions and political advertising revenue during the year)	578,618	723,273	795,600

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. For purposes of calculating amounts payable under the annual non-equity incentive compensation program, actual Company performance compared to goal performance for each of the metrics was independently determined and calculated.

Qualitative Performance Metrics (40% weight)

As described above, the Compensation Committee believes that in light of, among other things, management’s efforts in developing and executing on operational and strategic objectives, including the successful continued growth of the Company through acquisitions, the increasing scope and complexity of the Company’s operations, and the range of contributions the executive officers make to enhancing the Company’s business operations and long-term value for shareholders, it is appropriate to include certain non-quantitative Company performance metrics (collectively the “qualitative metrics”) for purposes of determining performance under the annual non-equity incentive compensation program. Specifically, the qualitative metrics approved for measurement purposes in 2020, as in 2019, were weighted at 40% of the total award opportunity and were comprised of a mix of absolute and relative factors that the Compensation Committee identified as important measures of success in achieving the Company’s long-term goals.

The qualitative metrics established for 2020 consisted of the following five absolute measures of the Company’s performance: (1) growth in total revenues (net of agency commissions) of 3% or more; (2) growth in enterprise value (i.e., the sum of the Company’s outstanding debt plus equity value) of 5% or more; (3) growth in broadcast cash flow; (4) effective balance sheet and capital structure management and prudent decision making regarding debt structure and accessing capital markets; and (5) development and implementation of original programming and content and strategic programming initiatives.

In addition, the qualitative metrics included for 2020 consisted of the following relative factors by which the Company’s performance would be measured in comparison to the following television station groups: Sinclair; Nexstar; E. W. Scripps; Meredith; TEGNA; Graham Holdings; Cox Media and Hearst Television:

●	the Company’s ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to revenue (net of agency commissions);

●

the number of individual transactions involving the acquisition of local television stations, in each case including stations ranked first or second in the local market, in new markets and additional television stations in existing markets;

●	the percentage of operating markets with the first and/or second ranked television station;

●	growth in net retransmission revenue relative to the prior year;

●	growth in share of local advertising revenue relative to the prior year;

●	growth in share of national advertising revenue relative to the prior year; and

●	growth in share of political advertising revenue relative to the prior political year.

In considering and evaluating satisfaction of the qualitative factors, the Compensation Committee may also consider various factors that require significant effort of the management team but are not necessarily encompassed in the above list, such as quality of viewing, evaluating and potentially executing on debt and equity financing and acquisition transaction opportunities, annual growth in stock price, short- and/or long-term growth in market capitalization, and other significant activities that position the company for long-term stability and/or growth.

Annual Award Opportunities

Annual non-equity incentive compensation program payout opportunity levels were established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined financial goals, qualitative metrics and individual performance. Consistent with the Company’s overall compensation philosophy, annual non-equity incentive compensation program award opportunity levels (as a percentage of base salary) approved by the Compensation Committee for the NEOs in 2020 were as follows:

	Annual Incentive Opportunity
	Threshold	Target	Maximum
Hilton H. Howell, Jr.	50%	100%	200%
Donald P. LaPlatney	40%	80%	160%
James C. Ryan	37.5%	75%	150%
Kevin P. Latek	37.5%	75%	150%
Robert L. Smith	37.5%	75%	150%

At the Compensation Committee’s regularly scheduled meeting in the first quarter of 2021, the achievement of financial goals for 2020 were certified, with resulting payouts approved following the Compensation Committee’s review of the Company’s financial results for the prior fiscal year. The Committee also reviewed certain publicly available information, data available from third parties, and internal proprietary data to assess the Company’s performance with respect to the qualitative metrics. Following careful consideration of that material, the Committee concluded that on an overall basis the Company surpassed the goals set for the 2020 qualitative metrics of satisfying essentially all of the identified metrics, despite the challenges faced by the Company due to the impact of COVID-19. In particular, the Company significantly surpassed each of the five absolute metrics, and it generally ranked at the highest levels among industry peers in nearly all of the relative metrics included in the qualitative metrics analysis. The Compensation Committee also recognized that despite the impact of COVID-19, many of the Company’s key financial metrics nevertheless ultimately exceeded management’s original expectations from January 2020 due to a variety of key operational factors and leadership initiatives by management, including developing strategic sales and training initiatives, achieving record political revenues, implementing prudent expense management, and achieving core revenue trends that exceeded peer group levels. In light of all of the foregoing, the Compensation Committee determined that qualitative metric portions of the annual incentive compensation would be scored at maximum, generating a 200% of target payout for that component. Total quantitative and qualitative metric amounts for the annual incentive compensation to each NEO were awarded as follows:

Financial Performance Metric	% Weight	Target	Final Results	% Of Target Performance	% of Target Payout
Revenues (Net of Political + Acquired Stations)	15%	$2,187,041	$1,944,016	89%	72%
Revenues (Political + Acquired Stations)	15%	$246,929	$436,811	179%	200%
Broadcast Cash Flow	30%	$723,273	$560,220	78%	0%
Qualitative Metrics	40%	Exceeded Expected Goals			200%
Total payout (as % of target)					121%

In evaluating the bonus payouts for 2020, the Compensation took special note of the extraordinary efforts during the pandemic, and the contributions that each NEO made to the Company’s success in addressing the challenges presented in 2020, and determined that each NEO was entitled to an individual performance adjustment, as provided in the previously adopted annual non-equity incentive compensation program, of +20%. As a result, the total payout for each of the NEOs under the annual non-equity incentive program for 2020 was 141% of target.

The Committee did not exercise discretion outside of the terms of the incentive plan to further adjust payouts based on individual performance for 2020. Individual incentive payouts are reported in the Summary Compensation Table found on page 27 of the proxy.

Long-Term Equity Incentive Awards

The decision to grant, and the amounts of, equity-based long-term incentive awards, on an annual basis or otherwise, is generally a discretionary process. In undertaking this decision-making process, the Compensation Committee considers a number of factors, including, but not limited to the following:

●	the amount and value of recent equity-based awards;

●	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;

●	expected short and longer-term Company performance in light of internal budgets or forecasts; and

●	the overall competitiveness of current compensation levels when considered against an appropriate peer group.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

In order to be able to provide awards intended to further align the interests of our executive officers, and other key employees, with the interests of our shareholders through stock price appreciation, we have established, and at our 2017 Annual Meeting the Company’s shareholders approved, the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan (the “2017 EICP”). The 2017 EICP allows for the grant of various types of equity awards including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our stock on the date of grant.

2020 Long-Term Incentive Award Opportunities

In 2020, the structure of the long-term incentive awards granted to the Chief Executive Officer and to the President and Co-Chief Executive Officer were as follows:

●

50% of the equity award was granted in restricted shares of Class A common stock for Mr. Howell, and of common stock for Mr. LaPlatney, which vests in increments based on continued employment on each of the first, second and third anniversaries of the grant; and

●

50% of the equity award was granted in shares of performance-based restricted shares of Class A common stock for Mr. Howell, and of common stock for Mr. LaPlatney, which in each case can be earned in a range of 0% to 200% of the initial shares awarded, at the end of three years from the grant date, based upon the average percent of target payout earned based on Company performance under the annual non-equity incentive program in 2020, 2021 and 2022. The earned number of shares will vest and be paid out at the end of the three-year period once performance has been approved by the Compensation Committee.

In 2020, in order to provide a balance between retention and performance for the other NEOs, and to further incentivize them toward the creation of long-term value, the Compensation Committee granted restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

After taking into account recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels, in February 2020 the Compensation Committee approved long-term equity incentive (“LTI”) awards with the following values (as a percent of base salary):

Name	LTI % of Base Salary
Hilton H. Howell, Jr.	270%
Donald P. LaPlatney	170%
James C. Ryan	160%
Kevin P. Latek	160%
Robert L. Smith	160%

See “Grants of Plan-Based Awards in 2020” for additional information, including the amount and grant date fair value of shares awarded.

Payouts of 2018 Long-Term Incentive Grants – CEO

In February 2021, the Compensation Committee certified that the performance criteria with respect to the performance-based long-term restricted stock awards that were granted to Mr. Howell in February 2018 had been achieved, and that he had earned those shares, all of which vested in accordance with their terms on February 28, 2021. The number of performance shares actually earned was based on the performance of Gray Television over the three-year performance period ending on December 31, 2020. Consequently, the Compensation Committee approved a payout to Mr. Howell of 150,755 shares (or 137% of the target amount of the performance-based stock awards) based on the three-year average of 137% of target payout achieved (excluding the impact of any individual performance adjustment) under the Annual Non-Equity Incentive Compensation Program. The full amount of the shares that Mr. Howell received under the 2018 Long-Term Incentive Awards were settled in shares of GTN Class A common stock.

Retirement Plans and Other Benefits

Capital Accumulation Plan

Our NEOs, and all of our other employees, are eligible to participate in the Gray Television, Inc., Capital Accumulation 401(k) Plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan employees are eligible to defer a part of their current income under the provisions of Section 401(k) of the IRC. Participants may elect to make pre-tax deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions based on annual Company performance. Discretionary profit sharing contributions, if made, are made to all qualified employees employed on the last day of the plan year, and the amount a qualified employee receives is based on their pay and years of service. In 2020, we intended to make matching contributions sufficient for the Capital Accumulation Plan to meet the safe harbor requirements under Code Section 401(k)(12)(b) and therefore matched employee contributions at a rate of 100% of the first 1% of each employee’s salary deferral, and 50% of the next 5% of each employee’s salary deferral. In addition, in 2020, we approved profit sharing contributions of approximately $7.4 million in the aggregate. Participants are immediately vested in their voluntary contributions plus any earnings thereon. For 2020, employer contributions (plus earnings thereon) were also immediately vested as required under the safe harbor requirements under Code Section 401(k)(12)(b). The Company’s profit sharing contributions made for 2020 become 100% vested after a participant completes three years of service. The vested portion of a participant’s accrued benefit is payable in a lump sum upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from the Capital Accumulation Plan and in certain specified instances of hardship.

Pension Plan

Our NEOs are also eligible to participate in the Gray Television, Inc. Retirement Plan (the “Retirement Plan”). This Retirement Plan benefit, however, was frozen effective July 1, 2015, and no further benefits accrue thereunder.

Under this plan, a participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the Retirement Plan.

Under the terms of the Retirement Plan, the accrued benefit is subject to the following distribution terms:

●	In the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65;

●	if the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55;

●	if the deceased participant would have been eligible for early retirement at the time of death, the survivor benefit may commence as soon as practicable; and

●	any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced.

●	In the event a disability occurs before retirement, the accrued benefit will become payable at age 65; no break in service will occur and benefits will continue to accrue during disability.

●	In the event of voluntary termination, the vested accrued benefit will become payable at age 65;

●	if the participant had completed ten or more years of service, the benefit may commence as early as age 55; and

●	if the participant had completed less than five years of service, the accrued benefit is not vested, and no future benefits would be payable from the Retirement Plan.

Under the terms of the separate pension plan which was merged into the Retirement Plan, as it concerns Mr. Ryan’s accrued benefit, similar spousal distribution protections are in place and will be separately applicable. In addition, because such plan had a lump sum payment option, special rules address how this lump sum option works with the annuity forms of payments also available to participants.

Perquisites

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Change-in-Control Plan

Gray has adopted a Change in Control Plan under which participants are generally selected by the Compensation Committee and currently include our NEOs, and certain other key employees. Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason, would receive certain benefits as outlined below in “-Potential Payments upon Termination or Change in Control- Change in Control Plan.”

Other Governance Items

Stock Ownership Guidelines

Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by executives is a component of good corporate governance and aligns executives and shareholder interests, the Compensation Committee adopted stock ownership guidelines that require the NEOs to directly own minimum amounts of the Company’s stock. Shares that count towards the satisfaction of the guidelines are those 1) owned directly by the participant, 2) held in a brokerage account or 401(k) account, 3) held in trust or by a wholly-owned family entity and 4) restricted shares. Stock options, performance shares not yet paid out and shares held in a margin account or pledged as collateral for a loan, are excluded from the stock ownership guidelines.

The guidelines require the participants to beneficially own a number of shares of Class A and/or common stock that, when multiplied by relevant stock price on the measurement date, produces an amount equal to or greater than the multiple of salaries noted below:

Individual or Group	Multiple of Base Salary
Chief Executive Officer	6X
Other NEOs	3X

Executives have five years to comply with these guidelines, with progress to be reviewed by the Compensation Committee annually. The holdings of each NEO currently satisfy the individual’s stock ownership guidelines.

Anti-hedging Policy

Gray has adopted a policy that prohibits certain officers and directors of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market share of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds or any other type of financial transaction. Directors, executive officers and other designated employees are also restricted from engaging in short sales related to the Company’s common stock.

Clawback Policy

Gray has adopted a policy to ensure that incentive compensation is paid based on accurate financial data. This policy applies to key executive management in the event of any material restatement of the financial statements of the Company or its subsidiaries. In the event of such restatement, the Board (or an appropriate committee of the Board) shall review the facts and circumstances that led to the requirement for the restatement and will determine whether a clawback of certain compensation is appropriate.

Risk Considerations

The Compensation Committee with the assistance of its independent compensation consultant periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourages executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee with input from the independent compensation consultant has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include:

●	the annual review and approval of certain financial performance objectives;

●	the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular;

●	caps on annual incentive plan payouts, limiting the upside potential when maximum performance is achieved; and

●	multi-year vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term.

Starting in 2018, additional risk mitigation policies were added, including the implementation of stock ownership guidelines, an anti-hedging policy and a clawback policy.

Based on its review, and in consultation with and input from the independent compensation consultant, the Compensation Committee concluded that the compensation policies and programs at Gray do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Deduction Limitations

In general, all compensation (other than certain grandfathered compensation) we pay in excess of $1.0 million to anyone who serves as one of our named executive officers is not deductible. We may from time to time design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize, motivate and retain executive officers as circumstances warrant.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officers for each of 2020, 2019 and 2018:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Hilton H. Howell, Jr.	2020	1,227,633	-	3,314,594	1,728,912	76,616	160,418	6,508,173
Executive Chairman and Chief	2019	1,180,416	-	5,157,832	2,348,832	94,539	106,890	8,888,509
Executive Officer	2018	1,113,600	-	2,784,000	1,659,264	-	135,241	5,662,625

Donald P. LaPlatney	2020	1,040,000	-	1,767,995	1,171,730	-	152,458	4,132,183
President and Co - Chief	2019	1,000,000	-	1,600,000	1,120,000	-	116,175	3,836,174
Executive Officer

James C. Ryan	2020	754,961	-	1,207,938	797,426	120,994	72,079	2,953,398
Executive Vice President and	2019	725,924	-	1,943,885	1,617,220	151,767	65,374	4,504,170
Chief Financial Officer	2018	684,834	-	1,266,943	714,282	-	67,571	2,689,232

Kevin P. Latek	2020	794,351	-	1,270,969	839,031	27,057	35,225	2,966,633
Executive Vice President and	2019	763,799	-	2,045,698	1,701,989	30,290	33,195	4,574,971
Chief Legal and Development Officer	2018	720,565	-	1,333,045	751,549	-	34,502	2,828,211

Robert L. Smith	2020	715,000	-	1,143,996	755,217	77,015	65,347	2,756,575
Executive Vice President, Chief	2019	646,070	-	1,385,284	1,197,924	94,761	61,815	3,385,855
Operating Officer, Local Media	2018	609,500	-	761,875	544,893	-	65,062	1,951,511

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)

Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(3)

The change in pension value was calculated as the difference between the present value of accumulated benefits at December 31, 2020 and the present value of accumulated benefits at December 31, 2019, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2020 was calculated using the assumptions that were used for the December 31, 2020 disclosures, which were the RP-2012 total mortality projected using fully generational improvements based on the MP 2020 from 2006 and a 2.38% discount rate. The change in pension value was calculated as the difference between the present value of accumulated benefits at December 31, 2019 and the present value of accumulated benefits at December 31, 2018, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2019 was calculated using the assumptions that were used for the December 31, 2019 disclosures, which were the RP-2014 total mortality projected using fully generational improvements based on the MP 2019 from 2006 and a 3.14% discount rate. The pension value for each of Messrs. Howell, Ryan, Latek and Smith in 2020 increased by $76,616, $120,994, $27,057 and $77,015, respectively. See the table in the section entitled "Pension Benefits" herein for additional information, including the present value assumptions used in this calculation.

(4)

SEC rules indicate that if the change in pension value is negative, the result should be displayed as $0 in the Summary Compensation Table. For Messrs. Howell, Ryan, Latek and Smith, the 2018 actual change in pension value was a decrease of $29,480, $44,397, $11,450 and $29,819, respectively

(5)	See the All Other Compensation table below for additional information.

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2020:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees(1) ($)	Total ($)
Hilton H. Howell, Jr.	26,900	36,643	96,875	160,418
Donald P. LaPlatney	12,650	42,933	96,875	152,458
James C. Ryan	29,895	42,184	-	72,079
Kevin P. Latek	15,653	19,572	-	35,225
Robert L. Smith	28,500	36,847	-	65,347

(1)	Represents fees paid for serving as a member of our board of directors. See the section entitled “Director Compensation for 2020” table for additional information.

Grants of Plan-Based Awards in 2020

The table below sets forth information about plan-based awards granted to the named executive officers

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other
Name	Grant Date	Thres- hold($)	Target($)	Maxi- mum($)	Thres- hold($)	Target($)	Maxi- mum($)	Numbers of Shares of Stock or Units(2) (#)	Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)($)
Hilton H. Howell, Jr.	1/14/2020	-	-	-	-	83,407	166,814	83,407	-	-	3,314,594
		613,817	1,227,633	2,455,266	-	-	-	-	-	-	-

Donald P. LaPlatney	1/14/2020	-	-	-	-	40,756	81,512	40,756	-	-	1,767,995
		416,000	832,000	1,664,000	-	-	-	-	-	-	-

James C. Ryan	1/14/2020	-	-	-	-	-	-	55,691	-	-	1,207,938
		283,110	566,221	1,132,442	-	-	-	-	-	-	-

Kevin P. Latek	1/14/2020	-	-	-	-	-	-	58,597	-	-	1,270,969
		297,882	595,763	1,191,527	-	-	-	-	-	-	-

Robert L. Smith	1/14/2020	-	-	-	-	-	-	52,743	-	-	1,143,996
		268,125	536,250	1,072,500	-	-	-	-	-	-	-

(1)	For information on actual payouts under non-equity incentive plan awards for 2020 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table above.

(2)

In 2020, the stock awards granted to Mr. Howell were in shares of our Class A common stock and common stock while the stock awards granted to Mr. LaPlatney, Mr. Ryan, Mr. Latek and Mr. Smith were in shares of our common stock. Of the grants to Mr. Howell, the vesting of 83,407 of the Class A common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned. Of the grants to Mr. LaPlatney, the vesting of 40,756 of the common stock shares are subject to certain performance criteria that may decrease or increase the ultimate amount earned.

(3)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 8 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2020 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2020

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2020. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $17.89 and $16.71, respectively, as of December 31, 2020.

Name	Number of Securities underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, units of Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr	-	-	-	-	-	327,347	(1)	5,635,944	293,353	(2)	4,901,929

Donald P. LaPlatney	-	-	-	-	-	72,981	(3)	1,305,630	89,094	(4)	1,593,891

James C. Ryan	-	-	-	-	-	178,086	(5)	3,185,959	-		-

Kevin P. Latek	-	-	-	-	-	187,404	(6)	3,352,658	-		-

Robert L. Smith	-	-	-	-	-	138,373	(7)	2,475,493	-		-

(1)

Includes: 61,104 restricted shares of Class A common stock that vested on January 31, 2021; 36,680 restricted shares of Class A common stock that vested on February 28, 2021; 61,103 restricted shares of Class A common stock that are expected to vest on January 31, 2022 and 27,803 restricted shares of Class A common stock that are expected to vest on January 31, 2023. Also includes: 140,657 restricted shares of common stock that vested on January 2, 2021.

(2)

Includes: 110,041 of the restricted shares of Class A common stock that vested on February 28, 2021, 99,905 of the restricted shares of Class A common stock that are expected to vest on January 31, 2022 and 83,407 of the restricted shares of Class A common stock that are expected to vest on January 31, 2023 that are subject to performance conditions that could either increase or decrease the number of shares that will vest on that date. Excludes an additional 40,715 restricted shares of Class A common stock that vested on February 28, 2021 that resulted from the achievement of certain performance criteria at 137% of the target amount.

(3)

Includes: 29,698 restricted shares of common stock that vested on January 31, 2021; 29,697 restricted shares of common stock that are expected to vest on January 31, 2022 and 13,586 restricted shares of common stock that are expected to vest on January 31, 2023.

(4)

Includes: 48,338 of the restricted shares of common stock that are expected to vest on January 31, 2022 and 40,756 of the restricted shares of common stock that are expected to vest on January 31, 2023 that are subject to performance conditions that could either increase or decrease the number of shares that will vest on that date.

(5)

Includes: 57,576 restricted shares of common stock that vested on January 2, 2021; 40,495 restricted shares of common stock that are expected to vest on January 31, 2021; 20,956 restricted shares of common stock that vested on February 28, 2021; 40,496 restricted shares of common stock that are expected to vest on January 31, 2022 and 18,563 restricted shares of common stock that are expected to vest on January 31, 2023.

(6)

Includes: 60,606 restricted shares of common stock that vested on January 2, 2021; 42,607 restricted shares of common stock that vested on January 31, 2021; 22,050 restricted shares of common stock that vested on February 28, 2021; 42,608 restricted shares of common stock that are expected to vest on January 31, 2022 and 19,533 restricted shares of common stock that are expected to vest on January 31, 2023 .

(7)

Includes: 41,077 restricted shares of common stock that vested on January 2, 2021; 33,196 restricted shares of common stock that vested on January 31, 2021; 13,323 restricted shares of common stock that vested on February 28, 2021; 33,196 restricted shares of common stock that are expected to vest on January 31, 2022 and 17,581 restricted shares of common stock that will that are expected to vest on January 31, 2023.

Option Exercises and Stock Vested in 2020

The following table provides information on the number of shares of stock vested in 2020 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Hilton H. Howell, Jr.	Common	153,062	1,522,967	-	-
	Class A Common	-	-	136,056	2,557,089

Donald P. LaPlatney	Common	-	-	16,113	326,772
	Class A Common	-	-	-	-

James C. Ryan	Common	57,398	571,110	67,737	1,352,660
	Class A Common	-	-	-	-

Kevin P. Latek	Common	64,286	639,646	73,885	1,477,028
	Class A Common	-	-	-	-

Robert L. Smith	Common	-	-	45,523	910,064
	Class A Common	-	-	-	-

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, LaPlatney, Ryan, Latek and Smith participate in the Retirement Plan. The Retirement Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan. The Company froze the Retirement Plan effective July 1, 2015.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, under the Retirement Plan, Mr. Ryan is eligible to receive retirement benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, which plan was merged into the Retirement Plan. Benefit amounts thereunder have been frozen since September 1997.

Our NEOs did not receive any pension benefit payments in 2020. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2020 for the NEOs:

	Number of Years Credited Service(1)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	13	Gray Television, Inc. Retirement Plan	547,298
Donald P. LaPlatney	N/A	Gray Television, Inc. Retirement Plan	N/A
James C. Ryan	17	Gray Television, Inc. Retirement Plan	926,493	(3)
Kevin P. Latek	4	Gray Television, Inc. Retirement Plan	141,170
Robert L. Smith	13	Gray Television, Inc. Retirement Plan	544,100

(1)	Computed as of the same measurement date as used for 2020 financial statement reporting purposes.

(2)

The Change in Pension Value was calculated as the difference between the present value of accumulated benefits at December 31, 2020 and the present value of accumulated benefits at December 31, 2019, adjusted for benefit payments made during the year.

The present value of accumulated benefits at December 31, 2020 was calculated using the assumptions that were used for the December 31, 2020 disclosures, which were the RP-2012 total mortality table projected using fully generational improvements based on MP 2020 from 2006 and a 2.38% discount rate.

The present value of accumulated benefits at December 31, 2019 was calculated using the assumptions that were used for the December 31, 2019 disclosures, which were the RP-2012 total mortality table projected using fully generational improvements based on MP 2019 from 2006 and a 3.14% discount rate.

(3)

Effective 12/31/2016 the Busse Pension Plan was merged into the Gray Television, Inc., Retirement Plan. James C. Ryan has benefits in both these plans. For Mr. Ryan, the present value of accumulated benefits for the Gray Television, Inc. Retirement Plan and the former Busse Pension Plan are $746,652 and $179,841, respectively.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2020, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 31, 2020. These benefits include benefits available generally to salaried employees, such as distributions under the Retirement Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

●

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job and “change of control” means any of the following, subject to certain exceptions:

●	any person becoming the beneficial owner of 50% or more of the combined voting power of our then outstanding shares;

●

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

●

there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property;

●

there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, and the holders of our common stock immediately prior to the acquisition do not own 51% or more of the stock of the surviving corporation immediately after the acquisition or there is consummated a sale, lease, exchange or other transfer of substantially all our assets;

●	there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or

●	our shareholders approve any plan or proposal for our liquidation or dissolution.

Change in Control Plan

The Company maintains the Gray Television, Inc. Executive and Key Employee Change in Control Severance Plan (the “Change in Control Plan”). Participants in the Change in Control Plan are generally selected by the Compensation Committee and currently include our NEOs and certain other key employees.

Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason (a “qualifying termination”), would receive:

●	any unpaid base salary and payment for unused vacation under the Company’s vacation policy through the date of termination;

●	a payment equal to the participant’s target annual cash incentive opportunity for the year in which the termination occurred, pro-rated through the date of termination of such year; and

●

a lump sum cash severance payment equal to a multiple (the “severance multiplier”) of the sum of the participant’s annual base salary on the termination date (or any higher annual base salary that was in effect during the 9-month period immediately prior to the change in control) and the participant’s target annual cash incentive opportunity in effect immediately prior to the change in control. The severance multiplier is 3.0 for Mr. Howell and Mr. LaPlatney and 2.0 for Messrs. Ryan, Latek and Smith.

In addition to the foregoing, equity awards of a participant will immediately vest and become exercisable upon a qualifying termination, with performance-based equity award generally vesting at the target level, if applicable. If the participant elects to continue group health care coverage under COBRA, the participant will also be reimbursed for the portion of the premiums that the Company would have paid if the participant had continued to be an employee of the Company for a period of years equal to the participant’s severance multiplier, or earlier in certain circumstances.

Any payment under the Change in Control Plan will be in lieu of any other severance or termination payment that may be due or become payable to a participant. In addition, the Change in Control Plan provides that in the event that the severance and other benefits provided for in the Change in Control Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the Change in Control Plan will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the participant. The Change in Control Plan does not provide excise tax gross-ups on payments to participants. Payments under the Change in Control Plan are contingent upon a participant’s execution of a release of claims in favor of the Company and compliance by the terminated participant with the non-solicitation, non-competition and confidentiality covenants in the Change in Control Plan.

LaPlatney Offer Letter

In connection with Mr. LaPlatney’s appointment as the Company’s President and Co-Chief Executive Officer upon completion of the Raycom Merger, the Company entered into an offer letter agreement with Mr. LaPlatney dated June 22, 2018 (the “Offer Letter”). As described in the Offer Letter, if during the period beginning January 2, 2019 and ending January 2, 2021 (the “Protection Period”), Mr. LaPlatney experienced a termination of employment, either by the Company without cause, or by Mr. LaPlatney for good reason, then, upon Mr. LaPlatney’s termination of employment, the Company agreed to pay him (subject to his execution and non-revocation of a release and non-disparagement agreement in the form provided by the Company): (a) an amount equal to two (2) times his annual base salary at the highest rate in effect in the twelve-month period immediately preceding the termination of employment, payable as described in the Offer Letter; (b) an amount equal to two (2) times the highest annual non-equity incentive compensation (excluding any one-time-only bonuses) Mr. LaPlatney received or earned during the three years immediately preceding the year in which the termination of employment occurs; and (c) a monthly amount payable for 18 months following Mr. LaPlatney’s termination of employment equal to the monthly COBRA premium amount he would have to pay for continuation coverage under the Company’s group health plan. Severance amounts described in this paragraph are subject to reduction on a dollar-per-dollar basis by any amounts earned by Mr. LaPlatney as an employee, consultant, advisor, director or independent contractor during the period such severance amounts are to be paid.

Treatment of Equity Under 2007 Long-Term Incentive Plan

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death or disability, incentive stock options issued under the 2007 Long Term Incentive Plan will be exercisable for 12 months after such termination. If the NEO dies within 12 months of termination by reason of disability, then the period of exercise following death will be the remainder of the 12-month period or three months, whichever is longer. If the NEO dies within 3 months after termination for any other reason, the period of exercise is three months. In no event, however, shall the incentive stock option be exercised more than ten years after its grant.

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death, retirement or disability, nonqualified stock options issued under the 2007 Long Term Incentive Plan will terminate 12 months after such termination; provided, however, if the NEO dies within 12 months after termination of employment by retirement or disability, the period of exercise shall be three months after date of death. As with the incentive stock options discussed above, in no event shall the nonqualified option be exercised more than 10 years after its grant.

Treatment of Equity Under 2017 Equity and Incentive Compensation Plan

The form of restricted stock award agreement and form of restricted stock unit award agreement approved by the Compensation Committee for use under the 2017 Equity and Incentive Compensation Plan provides that if a participant’s termination of employment occurs as a result of death or disability or if, within 12 months of a change in control, a participant’s employment is involuntarily terminated without cause or the participant resigns for good reason and if the award then remains outstanding, any unvested portion of the awards or a replacement thereof will immediately become vested.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control (followed by an involuntary termination), on December 31, 2020:

Name	Involuntary Termination(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Voluntary Termination(1)(2) ($)	Change of Control(1)(5) ($)
Hilton H. Howell, Jr.	759,773	13,059,366	12,797,481	759,773	19,891,076
Donald P. LaPlatney	3,929,190	5,049,522	3,889,193	150,000	9,497,522
James C. Ryan	1,057,159	5,838,653	5,383,282	1,057,159	7,451,703
Kevin P. Latek	246,830	5,538,259	7,100,858	246,830	6,975,479
Robert L. Smith	667,850	4,906,541	4,704,987	667,850	6,182,093

(1)	The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan as determined by the plan’s actuary.

(3)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

CEO Pay Ratio

For the 2020 fiscal year, the ratio of the annual total compensation of Mr. Howell, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 112 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Howell in the Summary Compensation Table for the 2020 fiscal year. For purposes of this disclosure, Median Annual Compensation was $57,957, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2020 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 7,254 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2020. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Director Compensation for 2020

The objective of our compensation and benefit program for directors is to appropriately compensate directors for the time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our compensation and benefit program for directors was developed and adopted after consultation with Meridian and a review of the compensation practices of companies within our peer group. The program provides that each director will receive the following compensation for service on our Board:

Description	Amount ($)
Annual Retainers:
Lead Independent Director’s annual retainer fee	92,500
Director annual retainer fee	77,500

Additional Annual Retainers:
Chairman of Audit Committee	22,500
Non-Chairman member of Audit Committee	11,250
Chairman of Compensation Committee	22,500
Non-Chairman member of Compensation Committee	11,250
Chairman of Nominating and Corporate Governance Committee	15,000
Non-Chairman member of Nominating and Corporate Governance Committee	7,500

In addition to the retainers paid to our directors, our directors will receive annual grants of restricted stock under our equity incentive plans valued at approximately $130,000. We typically make these annual stock awards at the commencement of each annual term as a director following the annual meeting of shareholders.

The Company has also adopted stock ownership guidelines to align director and shareholder interests, which require directors to directly own minimum amounts of the Company’s stock. The guidelines require the directors to beneficially own a number of shares of Gray Television stock that, when multiplied by stock price on the measurement date, produces an amount equal to or greater than three times the annual retainer fee noted above. Directors have five years to comply with these guidelines and the holdings of each director are currently either at the guideline or on track to meet it.

The following table presents the compensation paid to our non-employee directors in 2020. Mr. Howell, our Executive Chairman and Chief Executive Officer, and Mr. LaPlatney, our President and Co-Chief Executive Officer, were our only employee directors in 2020. For information on the compensation paid to Mr. Howell and Mr. LaPlatney for their service in all positions with the Company, including as a director, see the Summary Compensation Table.

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Total ($)
Richard L. Boger	148,438	130,000	278,438
T. L. Elder	110,938	130,000	240,938
Luis A. Garcia	110,938	130,000	240,938
Richard B. Hare	129,688	130,000	259,688
Robin R. Howell	96,875	130,000	226,875
Paul H. McTear	96,875	130,000	226,875
Howell W. Newton	167,188	130,000	297,188
Sterling A. Spainhour, Jr. (4)	-	-	-

(1)	As of December 31, 2020, each non-employee Director, who was then a director, held 11,246 restricted shares of our common stock.

(2)	Represents cash compensation paid in 2020 for Board and committee service.

(3)

Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See note 8 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2020 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)	Mr. Spainhour was appointed to the Board effective on February 25, 2021.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2020.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman
Luis A. Garcia
Howell W. Newton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman), Garcia and Newton are the current members of the Compensation Committee. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2020 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”). Delta Life is controlled by Harriett J. Robinson, a greater than 5% shareholder of the Company, the mother-in-law of Mr. Howell and mother of Mrs. Howell. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.2 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12 month’s advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

During 2020, the Company paid Bankers Fidelity Life Insurance Company (“Bankers”) approximately $1.2 million in premiums related to a life and health insurance plan available to all Company employees. Bankers is a subsidiary of Atlantic American Corporation (“Atlantic American”), which is a greater than 5% shareholder of the Company. Mrs. Robinson is the majority shareholder of Atlantic American and Mr. Howell is the chairman, president and chief executive officer of Atlantic American.

In connection with, and as part of the consideration for, the Raycom Merger in 2019, the Company succeeded to long-term obligations under certain lease arrangements in Montgomery, Alabama with the Retirement Systems of Alabama (“RSA”) for office, storage and the operations of the Company’s television station WSFA-TV. RSA is the beneficial owner of greater than 5% of the common stock of the Company. Under the current terms of the lease obligations, Gray Media Group, Inc. (f/k/a Raycom Media, Inc.)(“GMG”) pays annual rent of approximately $1.7 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities, with fixed annual rent escalations through the remainder of the term of the lease of approximately $12,000, and an additional rent escalation of approximately $57,000 in August 2023. The lease obligations expire at various dates through October 31, 2041. In addition, GMG succeeded to obligations under a technology services agreement under which RSA provided certain technology services to GMG in 2020 for an aggregate amount of approximately $0.7 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than 10.0% of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10.0% shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2020 all Section 16(a) filing requirements applicable to our officers, directors and 10.0% beneficial owners were met, except for a single Form 4 filing, relating to one transaction, for Mssrs. Boger, Elder, Garcia, Hare, Howell and Newton and Mrs. Robinson, each of which was filed late due to inadvertent administrative oversights.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. RSM US LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2020 and discussed them with both management and RSM US LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. RSM US LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and RSM US LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with RSM US LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with RSM US LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by RSM US LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2020 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder
Richard B. Hare

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2021 Annual Meeting. However, if any other matters are properly brought before the 2021 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2022 Annual Meeting of Shareholders must be received at our principal executive offices by November 25, 2021 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2022 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 4, 2022 and advise shareholders in the 2022 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on February 4, 2022. Notices of intention to present proposals at the 2022 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the sub-heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE DURING THE MEETING - Go to www.virtualshareholdermeeting.com/GTN2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38232-P51247-Z79303 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) for which you would like to withhold authority to vote on the line below.

____

Nominees:

01) Hilton H. Howell, Jr.
02) Howell W. Newton
03) Richard L. Boger
04) T. L. Elder
05) Luis A. Garcia
06) Richard B. Hare
07) Robin R. Howell
08) Donald P. LaPlatney
09) Paul H. McTear
10) Sterling A. Spainhour, Jr.

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The 2021 Annual Meeting of Shareholders will be held virtually on

May 5, 2021, 11:30 AM EDT.

To attend, vote and submit questions during the annual meeting visit www.virtualshareholdermeeting.com/GTN2021 and enter the 16-digit number included in your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D38233-P51247-Z79303

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAY TELEVISION, INC.

The undersigned hereby appoints Hilton H. Howell, Jr., Howell W. Newton and Kevin P. Latek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held at www.virtualshareholdermeeting.com/GTN2021 on May 5, 2021 at 11:30 AM EDT and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side